Exhibit 10.32

Director Compensation

Each non-employee director of the Company shall receive for calendar year 2023 an annual retainer fee of $200,000, payable $100,000 in cash, quarterly in arrears, and $100,000 in restricted stock units to be awarded on the day of the 2023 annual meeting of shareholders subject to vesting on the one-year anniversary of the grant date. Non-employee directors with significant additional duties shall receive the following additional annual retainers: (i) $90,000 for the Chair of the Board of Directors; (ii) $12,500 for the Chairs of the Audit and Compensation and Management Development Committees, and (iii) $10,000 for the Chair of the Corporate Governance Committee.